SEVENTH AMENDMENT

TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is made as of the 15th day of March, 2023, by and among the undersigned trusts on behalf of the series listed at Exhibit A (each, a “Fund” and together, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”)

BACKGROUND:

A.

Certain of the Funds and BNY Mellon are parties to a Fund Administration and Accounting Agreement dated as of January 18, 2019, as amended (the “Agreement”), relating to BNY Mellon’s provision of administration and accounting services to certain of the Funds.

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made part of this Amendment.

TERMS:

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

1.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.	The Agreement is hereby amended to add a subsection (d) to the Confidentiality provisions in Section 22 of the Agreement:

(d) BNY Mellon acknowledges that the Confidential Information may constitute or contain material nonpublic information within the meaning of the United States securities laws. BNY Mellon further acknowledges that the United States securities laws prohibit any person who has received any material non-public information from an issuer or any affiliate thereof from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. BNY Mellon shall abide by such prohibitions, and will comply in all material respects with applicable laws and regulations in connection therewith.

3.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representatives designated below as of the day and year first above written.

THE BANK OF NEW YORK MELLON

By:	/s/ Nicole Fouron
Name:	Nicole Fouron
Title:	Managing Director

COLUMBIA ETF TRUST I

By:	/s/ Marybeth Pilat
Name:	Marybeth Pilat
Title:	Treasurer

COLUMBIA ETF TRUST II

By:	/s/ Marybeth Pilat
Name:	Marybeth Pilat
Title:	Treasurer

EXHIBIT A

(as of 15th March, 2023)

FUNDS

Columbia ETF Trust I

Columbia Diversified Fixed Income Allocation ETF

Columbia International ESG Equity Income ETF

Columbia Multi-Sector Municipal Income ETF

Columbia Research Enhanced Core ETF

Columbia Research Enhanced Real Estate ETF

Columbia Research Enhanced Value ETF

Columbia Short Duration Bond ETF

Columbia Seligman Semiconductor and Technology ETF

Columbia U.S. ESG Equity Income ETF

Columbia ETF Trust II

Columbia EM Core ex-China ETF

Columbia Emerging Markets Consumer ETF

Columbia India Consumer ETF

EG Shares India Consumer Mauritius Subsidiary